Exhibit 4.2

RIGHT OF FIRST REFUSAL AGREEMENT

     RIGHT OF FIRST REFUSAL AGREEMENT, dated as of March    , 2004, by and among (i) Trans-Industries, Inc., a Delaware corporation (the “Company”), (ii) the investors who are purchasing shares of Series B Convertible Preferred Stock, par value $1.00 per share (the “Series B Preferred Stock”), of the Company pursuant to a Series B Convertible Preferred Stock and Warrant Purchase Agreement, dated as of the date hereof (the “Purchase Agreement”), and (iii) Dale Coenen and Duncan Miller (individually, a “Stockholder” and collectively, the “Stockholders”).

     WHEREAS, it is a condition to the consummation of the transactions contemplated by the Purchase Agreement that the parties enter into this Agreement.

     NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein and the investment by the Investors under the Purchase Agreement and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE 1

DEFINED TERMS

Section 1.1. Defined Terms.

          Capitalized terms used herein, and not otherwise defined herein, will have the following meanings.

          1.1.1 An “Affiliate” of a specified Person means any other Person which, directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with such specified Person. For purposes of this definition, (a) “control” of any Person means possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract, or otherwise and (b) an individual will be deemed to “control” (i) such individual’s spouse, natural or adopted children or grandchildren or (ii) a trust for the benefit of any one or more of such individual, such individual’s spouse, natural or adopted children or grandchildren.

          1.1.2 “Agreement” means this Right of First Refusal Agreement, as the same may be amended, restated, supplemented or otherwise modified from time to time.

          1.1.3 “Common Stock” means the Company’s common stock, par value $.10 per share.

          1.1.4 “Company” means Trans-Industries, Inc., a Delaware corporation, and its successors.

          1.1.5 “Company Option” is defined in Section 2.3.1.

          1.1.6 “Exercising Investor” is defined in Section 2.2.2.

          1.1.7 “Investor” means Harry E. Figgie, Jr., trustee under the Trust Agreement dated July 15, 1976, as modified, and his Affiliates and successors.

          1.1.8 “Investors’ Option” has the meaning set forth in Section 2.2.1.

          1.1.9 “Offered Securities” is defined in Section 2.1.

          1.1.10 “Permitted Transfer” means a Transfer of any capital stock of the Company in a transaction to which Article 2 does not apply by reason of Section 2.7.

          1.1.11 “Person” means an individual, a corporation, a limited liability company, an association, a joint-stock company, a business trust or other similar organization, a partnership, a joint venture, a trust, an unincorporated organization, a government or any agency, instrumentality or political subdivision of a government.

          1.1.12 “Purchase Offer” means a bona fide written offer, or a series of two or more related bona fide written offers, from a Person or Persons, to purchase one or more shares of capital stock of the Company for consideration consisting solely of cash or its equivalent, evidence of indebtedness, readily marketable securities, or a combination thereof; provided, however, that a Purchase Offer shall not include any Transfer which is a Permitted Transfer under Section 2.7.

          1.1.13 “Remaining Securities” is defined in Section 2.3.1.

          1.1.14 “Rule 144” means Rule 144 promulgated under the Securities Act of 1933, as amended, as such Rule may be amended from time to time.

          1.1.15 “Security” and “Securities” are defined in Section 2.1.

          1.1.16 “Selling Stockholder” is defined in Section 2.1.

          1.1.17 “Stockholder” means, at any time, (i) a Person who is now or later becomes, pursuant to the terms hereof, a party to this Agreement as a “Stockholder,” and (ii) any executor, administrator, guardian, custodian, trustee, receiver, or other legal representative of a Person described in the foregoing clause who obtains legal or beneficial ownership of any shares of capital stock of the Company or the power to transfer or vote the same in the event of such a Person’s death, disability or other incapacity.

          1.1.18 To “Transfer” means to sell, give, assign, pledge, bequeath, exchange, dispose of, hypothecate, or otherwise transfer whether by testamentary disposition, survivorship arrangement or otherwise, encumber in any respect, or grant any interest in (whether voluntarily or involuntarily or by operation of law and whether with or without consideration), and specifically includes all transfers upon divorce, in bankruptcy or by way of execution, seizure, or sale by legal process.

          1.1.19 “Transfer Notice” is defined in Section 2.1.

ARTICLE 2

RIGHTS OF FIRST REFUSAL

Section 2.1 In General; Transfer Notice.

          2.1.1 In General; Transfer Notice. A Stockholder shall have no right to Transfer all or any part of its shares of capital stock of the Company (individually, a “Security” and collectively, the “Securities”) except pursuant to (i) a Permitted Transfer, or (ii) a Purchase Offer consummated in compliance with the provisions of this Article 2. If any Stockholder desires to Transfer any Security other than pursuant to a Permitted Transfer then such Stockholder (the “Selling Stockholder”) shall give a notice to each Investor and the Company (the “Transfer Notice”) setting forth (a) the number and type of the Securities proposed to be Transferred (the “Offered Securities”), (b) the identity of the proposed transferee (if known), (c) the price at which and the terms (including payment terms) upon which such Securities are proposed to be Transferred and a summary of the other material terms of the proposed sale, and (d) a representation by the Selling Stockholder to the effect that the Selling Stockholder either (i) has received from such proposed transferee a Purchase Offer with respect to the Offered Securities at the price and upon the terms disclosed in the Transfer Notice, (ii) intends to sell the Offered Securities pursuant to, and in compliance with, the terms and conditions of Rule 144, or (iii) intends to sell the Offered Securities in sales on the open market, and in the case of (ii) or (iii) at no less than the price per share set forth in the Transfer Notice. The giving of a Transfer Notice shall constitute an offer by the Selling Stockholder to the Investors and the Company to sell the Offered Securities to such party or parties in accordance with the terms and conditions in this Article 2, and such offer shall remain open and irrevocable for the applicable period or periods set forth in this Article 2.

          2.1.2 Shareholder Approval. Notwithstanding anything herein to the contrary, the Investors will not have any rights under, and no Offered Securities will be subject to, the Investors’ Option unless and until the shareholders of the Company approve the Purchase Agreement and the other Transaction Documents (as defined in the Purchase Agreement, including this Agreement) for purposes of complying with NASD listing standards (“Shareholder Approval”).

          2.1.3 Coenen Lockup. Notwithstanding anything herein to the contrary, Mr. Coenen will not transfer, or attempt to transfer, any Securities under a Purchase Offer under the terms of this Agreement until the earlier of (i) August    , 2004, and (ii) the date on which the Company receives Shareholder Approval (and only then, in compliance with the terms and conditions of this Agreement).

Section 2.2 Option of Investors.

          2.2.1 Conditions Giving Rise to Option. When the Transfer Notice is given to the Investors, the Investors shall have the right and option, but not the obligation, to purchase all or any portion of the Offered Securities (an “Investors’ Option”).

          2.2.2 Exercise of Investors’ Option. Each Investor desiring to exercise the Investors’ Option (an “Exercising Investor”) shall give a notice to that effect to the Company and the Selling Stockholder within 30 days after the Transfer Notice is first given, setting forth in such notice the number of Offered Securities which such Exercising Investor desires to purchase pursuant to such Investors’ Option. If the notices from the Exercising Investors indicate a desire to purchase, in the aggregate, more than the number of Offered Securities, then, unless the Exercising Investors unanimously agree among themselves as to a different allocation, each Exercising Investor shall purchase that number of Offered Securities (up to the number indicated in its notice of exercise) which bears the same ratio to the total number of Offered Securities as the number of shares of Common Stock then owned by such Exercising Investor on an as-converted basis bears to the total number of shares of Common Stock then owned by all Exercising Investors on an as-converted basis. The provisions of the preceding sentence shall be successively reapplied as necessary (excluding Exercising Investors who have been allocated the total number of Offered Securities which they requested in their respective notices) until all of the Offered Securities have been allocated among the Exercising Investors. If the Investors desire to purchase some but not all Offered Securities, then the Investors’ right to purchase any of such Offered Securities shall be contingent upon the exercise of the Company Option with respect to all Remaining Securities as provided in Section 2.3.

          2.2.3 Consummation of Purchase. If the Exercising Investors exercise the Investors’ Option in accordance with Section 2.2.2 with respect to all of the Offered Securities, a purchase and sale agreement shall be deemed to have been created between the Exercising Investors, as purchaser, and the Selling Stockholder, as seller, providing for the purchase and sale of all such Offered Securities at the price and upon the terms (including payment terms) set forth in the Transfer Notice; provided, however, that the terms contained in Section 2.4 shall apply to any purchase and sale of Securities pursuant to the Investors’ Option and shall supersede any inconsistent terms contained in any Transfer Notice. Such purchase and sale shall be consummated at the principal executive office of the Company not later than 60 days after the Transfer Notice is first given, or at such other place or time as the Company and Exercising Investors holding in the aggregate shares representing a majority of all Common Stock then held by all Exercising Investors on an as-converted basis may agree. If such purchase and sale transaction is not consummated within such period, such Offered Securities shall nevertheless remain subject to the provisions of this Agreement and the continuing obligation of such parties to consummate such transaction until it is consummated, and may not otherwise be Transferred.

Section 2.3 Company Option

          2.3.1 Conditions Giving Rise to Company Option. If, with respect to any proposed Transfer of Securities which gives rise to an Investors’ Option, the Exercising Investors do not exercise the Investors’ Option in accordance with Section 2.2.2 with respect to all Offered Securities, the Company shall have the right and option, but not the obligation, to purchase in the aggregate all, but not fewer than all, of the Offered Securities which the Exercising Investors shall not so have elected to purchase (the “Remaining Securities”), at the price and upon the terms (including payment terms) set forth in the Transfer Notice (the “Company Option”); provided, however, that the terms contained in Section 2.4 shall apply to any purchase and sale of Securities pursuant to the Company Option and shall supersede any inconsistent terms contained in any Transfer Notice.

          2.3.2 Exercise of Company Option. If the Company desires to exercise the Company Option, it shall give a notice to that effect to each Exercising Investor and the Selling Stockholder within 60 days after the Transfer Notice is first given, setting forth in such notice the number of Offered Securities which Company desires to purchase pursuant to the Company Option.

          2.3.3 Consummation of Purchase. If, within the respective time periods set forth in Sections 2.2.2 and 2.3.2, the Company and/or one or more Exercising Investors individually or collectively give notice of a desire to purchase all, but not fewer than all, of the Offered Securities, then a purchase and sale agreement shall be deemed to have been created among the Company and/or such Exercising Investors, as the case may be, as purchasers, and the Selling Stockholder, as seller, providing for the purchase and sale of the Offered Securities at the price and upon the terms (including payment terms) set forth in the Transfer Notice; provided, however, that the terms contained in Section 2.4 shall apply to any purchase and sale of Securities pursuant to the Company Option or the Investors’ Option and shall supersede any inconsistent terms contained in any Transfer Notice. Each such purchase and sale shall be consummated at the principal executive office of the Company on the later of (a) a mutually satisfactory business day not later than 90 days after the Transfer Notice is first given or (b) the fifth business day following the receipt of all required regulatory approvals, if any applicable to such transaction, or at such other place or time as the purchaser(s) holding in the aggregate shares representing a majority of all Common Stock then held by all such purchasers on an as-converted basis and the Selling Stockholder may agree. If any such purchase and sale transaction is not consummated within such period, such Offered Securities shall nevertheless remain subject to the provisions of this Agreement and the continuing obligation of the parties thereto to consummate such transaction until it is consummated, and may not otherwise be Transferred.

Section 2.4 Exception for Certain Transfers of Securities.

          Notwithstanding anything herein to the contrary, the time periods for the Investors to exercise the Investors’ Option and the time period for the Company to exercise the Company Option shall be five (5) days and ten (10) days, respectively, after the Transfer Notice is first given in connection with the Transfer by a Stockholder of any Securities under a Purchase Offer, for up to 25,000 shares of the Company’s Common Stock during each calendar quarter, provided that any such Transfer shall be pursuant to, and in compliance with, the terms and conditions of Rule 144 at no less than the price per share set forth in the Transfer Notice

Section 2.5 Deliveries.

          Any Person transferring any Securities pursuant to this Article 2 to the Company or any Exercising Investor shall do so by delivering to such transferee (i) all certificates or other instruments representing the Securities to be transferred, which shall be duly endorsed (or accompanied by an irrevocable stock power or other instrument of assignment and transfer, duly executed) and otherwise in proper form for Transfer, and (ii) the transferor’s written representations and warranties to such transferee, which shall survive the consummation of such Transfer and continue to be binding thereafter, to the effect that such Transfer is not wrongful in any respect as against any Person and that such transferor owns such Securities free and clear of any and all liens, claims, charges, encumbrances or other restrictions of any nature, other than any restrictions arising under this Agreement, or under the Company’s Certificate of Incorporation.

Section 2.6 Transfer Upon Lapse or Waiver of Options.

          2.6.1 If the Company Option and the Investors’ Option are not exercised in accordance with the provisions of this Article 2 with respect to all of the Offered Securities, then at the expiration of the period or periods provided for such exercise(s) herein (or at such earlier time as the Company and all Investors may notify the Selling Stockholder that it or they do not intend, in the aggregate, to purchase all of the Offered Securities), the Selling Stockholder shall be entitled for a period of 30 days (but not thereafter without first having again complied with the provisions of this Article 2) to Transfer the Offered Securities, but only to the proposed transferee identified in the Transfer Notice (if known), and only at a price not less than the purchase price, and upon terms not more favorable to such transferee, in the aggregate, than the price and terms set forth in the Transfer Notice. Upon any transfer of any of the Offered Securities pursuant to this Section 2.5, the Offered Securities so transferred shall cease to be subject to the terms of this Agreement.

          2.6.2 Notwithstanding anything contained herein to the contrary, if the Purchase Offer is proposed to be made pursuant to an underwritten public offering, and if the Company Option and the Investors’ Option are not exercised in accordance with the provisions of this Article 2 with respect to all of the Offered Securities, then: (A) the period of time during which the Selling Stockholder is entitled to Transfer the Offered Securities pursuant to Section 2.6.1 shall be 60 days; (B) the Company shall select, subject to the reasonable approval of the Investors, the underwriter for such public offering; and (C) no shareholder or affiliated group of shareholders acquiring Offered Securities in such underwritten public offering will, as a result of such acquisition, own beneficially greater than 2% of the total number of shares of Common Stock of the Company outstanding upon the consummation of such public offering; and, such underwriter shall so certify to the Company immediately prior to the closing of such public offering.

Section 2.7 Certain Transfers Not Subject to Rights of First Refusal.

          Any other provision of this Agreement notwithstanding, the provisions of Article 2 shall not apply to any Transfer of Securities by any Stockholder to:

               (a) a Person who immediately after such Transfer is an Affiliate of such transferring Stockholder;

               (b) in the case of a transferring Stockholder who is a natural person, to such Stockholder’s spouse, natural or adopted children or grandchildren or a trust for the exclusive benefit of any one or more of such Stockholder, such Stockholder’s spouse, natural or adopted children or grandchildren, or by any such trust to any of such beneficiaries thereof;

               (c) the Company;

               (d) in the case of a transferring Stockholder which is not a natural person, to any Person designated by the transferring Stockholder if such Stockholder’s continued ownership of such Securities would be unlawful because of any legal requirement applicable to such Stockholder; or

               (e) in the case of a transferring Stockholder which is an investment fund or other institutional investor, to a Person purchasing a beneficial interest solely in the economic rights pertaining to such Securities;

provided, however, that in the case of any Transfer described above, the transferee of such Securities, if not already a party to this Agreement and bound as a “Stockholder” hereunder, shall have become a party to this Agreement and bound as a “Stockholder” hereunder by executing and delivering to the Company a counterpart signature page hereof.

ARTICLE 3

MISCELLANEOUS

Section 3.1 Consequence of Transfer.

          Upon any Transfer of any Securities pursuant to Section 2.6, the Securities so transferred and the transferee thereof shall be bound by and subject to all of the provisions, restrictions and obligations set forth in this Agreement. As a condition precedent to the effectiveness of such Transfer and the issuance of any certificate or other instrument representing such transferred Securities, such transferee shall agree to become bound by this Agreement as a “Stockholder” hereunder by executing and delivering to the Company a counterpart hereof. Any new certificate or other instrument evidencing such Securities issued to such transferee shall bear the following legends or legends substantially similar thereto until such time as the Securities are no longer subject to the provisions hereof.

THE SHARES REPRESENTED HEREBY ARE SUBJECT TO AND ARE TRANSFERABLE ONLY AFTER COMPLIANCE WITH THE PROVISIONS OF A RIGHT OF FIRST REFUSAL AGREEMENT AMONG THE COMPANY, AND THE “STOCKHOLDERS” AND “INVESTORS” (AS DEFINED THEREIN) PARTY THERETO, AS AMENDED, RESTATED, SUPPLEMENTED OR OTHERWISE MODIFIED FROM TIME TO TIME (THE “ROFR AGREEMENT”). THE COMPANY WILL MAIL A COPY OF THE ROFR AGREEMENT TO A STOCKHOLDER WITHOUT CHARGE UPON WRITTEN REQUEST.

Section 3.2 Duration of Agreement.

          The rights and obligations of the Company, each Stockholder and Investor under this Agreement shall terminate on the earliest to occur of the following: (a) immediately upon the date the Investors cease to hold at least 10% of the Company’s outstanding Common Stock (treating the Investors, for the purpose of such calculation, as the holders of the number of shares of Common Stock which would be issuable to them upon conversion, exercise or exchange of all Securities (including but not limited to the Series B Preferred Stock) held by the Investors that are then convertible, exercisable or exchangeable into or for (whether directly or indirectly) shares of Common Stock), or (b) immediately prior to a transaction constituting a deemed liquidation or dissolution of the Company under Section 4 of the terms of the Series B Preferred Stock as set forth in the Company’s Certificate of Incorporation.

Section 3.3 Notices.

     All notices, consents and other communications required or permitted to be given or delivered under this Agreement shall be in writing and shall be given or delivered as follows, or to such other address for a party as such party may specify in a written notice given to each other party in accordance with this Section:

     If to the Company, to:

Trans-Industries, Inc. 2637 South Adams Road Rochester Hills, MI 48309 Attention: Chief Executive Officer Facsimile No.: (248) 852-1211

If to a Stockholder or an Investor, to such Stockholder or Investor at the address specified for such Stockholder or Investor in the Purchase Agreement or in the Company’s record of stockholders.

Notices so addressed and sent by registered or certified mail with first-class postage prepaid and return receipt requested, or by a national overnight air courier service, shall be deemed to have been given three business days and one business day, respectively, after the date of registration or documented acceptance by the national overnight air courier service, as the case may be, and in the case of facsimile transmission, upon confirmation of receipt of such transmission. Otherwise, notices shall be deemed to have been given when actually received.

Section 3.4 Successors and Assigns.

          This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors, assigns, heirs and personal representatives, but only to the extent provided herein, provided, however, than an Investor may assign any and all of its rights and obligations hereunder to any Persons to whom such Investor Transfers any of its Securities.

Section 3.5 Equitable Relief.

          The parties agree that it is impossible to determine the monetary damages which would accrue to the Company or any party or its personal representative by reason of the failure of any party or the Company to perform any of its obligations under this Agreement requiring the performance of an act other than the payment of money only. The Company and each party shall be entitled to enforce its rights under this Agreement specifically and to exercise all other rights existing in its favor. The parties hereto agree and acknowledge that money damages may not be an adequate remedy for any breach of the provisions of this Agreement and that each party may in its sole discretion apply to any court of law or equity of competent jurisdiction for specific performance and/or injunctive relief (without posting a bond or other security) in order to enforce or prevent any violation of the provisions of this Agreement. In the event of a breach or threatened breach by a party of any of the provisions of this Agreement, the other parties hereto shall be entitled to an injunction restraining such party from any such breach. The availability of such remedies shall not prohibit such other parties from pursuing any other remedies for such breach or threatened breach, including the recovery of damages from such breaching party.

Section 3.6 Entire Agreement.

          This Agreement, the Transaction Documents (as defined in the Purchase Agreement) and the other writings referenced herein constitute the exclusive statement of the agreement of the Company and the other parties hereto concerning the subject matter hereof and supersede all other agreements, oral or written, among or between any of them concerning such subject matter. All negotiations among or between any of the Company and the other parties hereto concerning the subject matter of this Agreement are superseded by this Agreement and the Transaction Documents, including any that may have been expressed in any term sheet, letter of intent or other similar document, and there are no representations, promises, understandings or agreements, oral or written, in relation thereto among or between any of them other than those incorporated herein.

Section 3.7 Waiver and Amendment.

          No waiver of any provision of this Agreement shall be effective unless made in a written instrument which specifically references this Agreement and which is duly signed by or on behalf of the party against whom such waiver is sought to be enforced. Except as expressly provided herein, the failure of the Company or any other party hereto to enforce at any time, or for any period of time, any provision of this Agreement shall not be construed as a waiver of any provision or of the right of any such Person to enforce each and every provision of this Agreement. Neither this Agreement nor any provision hereof can be modified, amended, changed, discharged or terminated except by an instrument in writing, signed by the Stockholders of at least a majority of the shares of capital stock then subject to this Agreement held by such Stockholders, based upon voting power and calculated on an as-if-converted basis, together with the consent of the Investors holding at least a majority of the outstanding shares of Common Stock then held by all Investors on an as-converted-basis.

Section 3.8 Governing Law; Consent to Jurisdiction and Venue; Waiver of Jury Trial.

          This Agreement shall be governed by and construed in accordance with the laws of the State of Ohio, without giving effect to principles of conflicts of law. Each party hereto irrevocably and unconditionally agrees that any action, suit or proceeding at law or in equity which in any way arises out of or relates to this Agreement (a “Litigation”) may be brought in the any state or federal court of competent jurisdiction located in the State of Ohio, and all objections to personal jurisdiction and venue in any action, suit or proceeding so commenced are hereby expressly waived by all parties hereto. Each of the parties irrevocably and unconditionally waives, to the fullest extent permitted by applicable law, any and all rights to trial by jury in connection with any Litigation arising out of or relating to this Agreement or the transactions contemplated hereby.

Section 3.9 Severability.

          Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective, valid and enforceable as against all parties hereto, but if any provision of this Agreement is held to be invalid or unenforceable in any respect or as to any Person, such invalidity or unenforceability shall not render invalid or unenforceable any other provision of this Agreement as to any Person. In the event that pursuant to any regulatory authority or regulation, the Company is required to make any revisions or modifications to any provision of this Agreement or any of the other related documents, the parties agree to enter into good faith negotiations and make revisions or modifications, to the extent possible, that are in compliance with such regulation or the rules of such regulatory authority, and which are designed to accomplish the purposes of such provision to be revised or modified.

Section 3.10 Headings.

          The Article and Section headings contained in this Agreement are intended solely for convenience of reference and shall not be considered in interpreting this Agreement.

Section 3.11 Gender; Inclusion.

          Whenever the context requires in this Agreement, the masculine gender includes the feminine or neuter and the neuter gender includes the masculine or feminine. In every place where they are used in this Agreement, the words “include” and “including” are intended and shall be construed to mean “include, without limitation” and “including, without limitation”, respectively, unless a different intent is expressly stated in the context.

Section 3.12 Counterparts.

          This Agreement may be executed in multiple counterparts, each of which shall be deemed an original, and all of which together shall constitute one and the same instrument. This Agreement may be executed and delivered by facsimile, and may be executed and delivered with separate signature pages as though all parties had executed and delivered the same signature page. Any Person to whom Securities are Transferred pursuant to the terms of Section 2.6 hereof may execute a counterpart of this Agreement and become a party hereto and any such person shall be deemed a Stockholder hereunder.

Section 3.13 Time Periods.

          Unless otherwise expressly stated in the context, any action required hereunder to be taken within a certain number of days shall be taken within that number of calendar days; provided, however, that if the last day for taking such action falls on a Saturday, Sunday, or a holiday observed by the Company at its principal executive office, the period during which such action may be taken shall be automatically extended to the next business day.

Section 3.14 No Inconsistent Agreements; Further Assurances.

          Neither the Company nor any other party hereto shall take any action or enter into any agreement which is inconsistent with the rights of any party hereunder or otherwise conflicts with the provisions hereof. At any time or from time to time after the date hereof, the parties agree to cooperate with each other, and at the request of any other party, to execute and deliver any further instruments or documents and to take all such further action as the other party may reasonably request in order to evidence or effectuate the consummation of the transactions contemplated hereby and to otherwise carry out the intent of the parties hereunder.

Section 3.15 Additional Securities.

          In the event of any issuance of any voting Securities hereafter to any Stockholder (including, without limitation, in connection with any stock split, stock dividend, recapitalization, reorganization, or the like), such Securities shall become subject to this Agreement and shall be endorsed with the legend set forth herein.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]
[SIGNATURE PAGE IMMEDIATELY FOLLOWING]

          IN WITNESS WHEREOF, the parties hereto have caused this Right of First Refusal Agreement to be executed as of the date first above written.

COMPANY

TRANS-INDUSTRIES, INC.

By:

Its:

          IN WITNESS WHEREOF, the parties hereto have caused this Right of First Refusal Agreement to be executed as of the date first above written.

INVESTORS

Harry E. Figgie, Jr., trustee under the Trust Agreement dated July 15, 1976, as modified

          IN WITNESS WHEREOF, the parties hereto have caused this Right of First Refusal Agreement to be executed as of the date first above written.

STOCKHOLDERS

Dale Coenen

Duncan Miller